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                                   EXHIBIT H

                          SHAREHOLDER SUPPORT AGREEMENT


                  SHAREHOLDER SUPPORT AGREEMENT, dated as of October 2, 1997 (this "Agreement"), among FREMONT PURCHASER II, INC., a Delaware corporation ("F Purchaser"), RCBA PURCHASER I, L.P., a Delaware limited partnership ("B Purchaser"; and together with F Purchaser, "Purchasers"; each individually, a "Purchaser") and JAMES R. LEININGER, M.D., a citizen of the United States (the "Shareholder").

                  WHEREAS, as of the date hereof Shareholder owns or controls 19,856,366 shares of Common Stock, par value $.001 per share ("Company Common Stock"), of Kinetic Concepts, Inc., a Texas corporation (the "Company ") (all such Company Common Stock and any shares of Company Common Stock of which ownership (either beneficially or of record) or control is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the "Shares");

                  WHEREAS, Purchasers and the Company propose to enter into a Transaction Agreement, dated as of even date herewith (as the same may be amended from time to time, the "Transaction Agreement"), which provides, upon the terms and subject to the conditions thereof, for (i) the Company to make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Company Common Stock for $19.25 per share, net to the seller in cash, upon and subject to the conditions of the Transaction Agreement and the Offer,
(ii) the purchase by Purchasers and the sale by the Company (the "Stock Purchase") of 8,083,712 shares of Company Common Stock (subject to adjustment in accordance with Section 2.0 and Section 5.06 of the Transaction Agreement) immediately prior to the consummation of the Offer and (iii) the merger of each of Purchasers with and into the Company (the "Merger"); and

                  WHEREAS, as a condition to the willingness of Purchasers to enter into the Transaction Agreement, Purchasers have requested that the Shareholder agree, and, in order to induce Purchasers to enter into the Transaction Agreement, the Shareholder has agreed, subject to the terms and conditions hereof, (i) to grant to the Purchasers an option to purchase from the Shareholder 4,200,000 Shares, (ii) to tender 13,792,211 Shares pursuant to the Offer and (iii) vote all Shares he then owns or controls at the time of the Stockholders' Meeting in favor of the Merger;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Transaction Agreement, the parties hereto agree as follows:
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                                    ARTICLE I

                                   THE OPTIONS

                  SECTION 1.01. Grant of Options. (a) The Shareholder hereby grants to F Purchaser an irrevocable option (the "F Option") to purchase 2,529,197 Shares at a price per Share equal to $19.25 (the "Purchase Price").

                  (b) The Shareholder hereby grants to B Purchaser an irrevocable option (the "B Option"; and together with the F Option, the "Options"; and each individually, an "Option") to purchase 1,670,803 Shares at a price per Share equal to the Purchase Price.

                  (c) The Options shall expire if not exercised prior to the earlier of (i) the close of business on the 180th day following termination of the Transaction Agreement pursuant to Section 8.01(c)(ii) or 8.01(d)(ii) thereof and (ii) the consummation of the Offer.

                  SECTION 1.02. Exercise of Options. Provided that (a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") with respect to the exercise of an option shall have expired or been terminated and (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of the Options or the delivery of Shares shall be in effect, either Purchaser may exercise its Option at any time following termination of the Transaction Agreement pursuant to Section 8.01(c)(ii) or 8.01(d)(ii) thereof until the expiration of such Option. In the event that either Purchaser wishes to exercise its Option, such Purchaser shall give written notice (the date of such notice being herein called the "Notice Date"), to the Shareholder specifying a place and date (not later than ten Business Days (as defined below) and not earlier than three Business Days following the Notice Date) for closing such purchase (the "Closing"). For the purpose of this Agreement, the term "Business Day" shall mean a Saturday, a Sunday or a day on which banks are not required or authorized by law or executive order to be closed in the City of New York.

                  SECTION 1.03. Payment for Delivery of Certificates. At the Closing, (a) The Purchaser exercising its Option shall pay the aggregate Purchase Price for the shares being purchased from the Shareholder by wire transfer in immediately available funds of the total amount of the Purchase Price for such Shares to an account designated by the Shareholder by written notice to such Purchaser, and (b) the Shareholder shall deliver to such Purchaser a certificate or certificates evidencing such Shares, and the Shareholder agrees that such Shares shall be transferred free and clear of all liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached
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thereto, in proper form for transfer, with the signature of the Shareholder thereon guaranteed, and with all applicable taxes paid or provided for.

                                   ARTICLE II

                                TENDER OF SHARES

                  SECTION 2.01. Tender of Shares. The Shareholder hereby undertakes to validly tender or cause to be validly tendered (i) 10,000,000 Shares pursuant to the Offer by the third Business Day following commencement of the Offer and (ii) an additional 3,792,211 Shares pursuant to the Offer by the tenth Business Day following the commencement of the Offer, and thereafter not to withdraw from the Offer any such Shares prior to the expiration or termination of the Offer; provided, however, in the event the number of Shares to be purchased in the Stock Purchase is reduced in accordance with Section 2.01 and Section 5.06 of the Transaction Agreement the number of Shares so tendered shall be adjusted so that the portion of the Shares to be retained by the Shareholder after consummation of the Merger shall remain at 33.53%.

                                   ARTICLE III

                          TRANSFER AND VOTING OF SHARES

                  SECTION 3.01. Transfer of Shares. Except as otherwise provided herein, the Shareholder shall not (a) sell, pledge or otherwise dispose of any of his Shares, (b) deposit his Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares; provided, however, that the Shareholder shall have the right to transfer Shares by gift or the laws of descent to any person or entity directly or indirectly controlled by the Shareholder.

                  SECTION 3.02. Voting of Shares; Further Assurances. (a) The Shareholder, by this Agreement, with respect to those Shares that he owns of record, does hereby constitute and appoint Purchasers, or any nominee of Purchasers, with full power of substitution, as his true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as his proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign his name (as stockholder) to any consent, certificate or other document relating to the Company that may be permitted or required by applicable law) (i) in favor of the adoption of the Transaction Agreement and approval of the Merger and the other transactions contemplated by the Transaction Agreement, (ii) against any transaction pursuant to an Acquisition Proposal (as defined below) or any other action or agreement that would result in a breach of any covenant,
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representation or warranty or any other obligation or agreement of the Company under the Transaction Agreement or which could result in any of the conditions to the Company's obligations under the Transaction Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Transaction Agreement. The Shareholder further agrees to cause a minimum of 6,064,155 Shares and all Shares owned by him beneficially to be voted in accordance with the foregoing. The Shareholder acknowledges receipt and review of a copy of the Transaction Agreement.

                  (b) If either Purchaser shall exercise its Option in accordance with the terms of this Agreement, and without additional consideration, the Shareholder shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as such Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Transaction Agreement, including the transfer of any and all of the Shareholder's Shares to such Purchaser and the release of any and all liens, claims and encumbrances covering such Shares.

                  (c) The Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Purchaser the power to carry out the provisions of this Agreement.

                  (d) The Shareholder shall take all such other actions as such other actions as shall be reasonably requested by Purchasers in order to assist in, and shall cooperate with Purchasers in connection with, the consummation of the transactions contemplated by the Transaction Agreement, including (i) participating in meetings with shareholders of the Company and financing sources, (ii) soliciting proxies and (iii) providing information concerning the Company to third parties.

                  (e) The obligations of the Shareholder pursuant to this
Article III shall terminate upon the earlier of (i) the date of termination of the Transaction Agreement in the case of termination for any reason and (ii) the consummation of the Merger.


                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES; COVENANTS OF THE SHAREHOLDER

                  The Shareholder hereby represents and warrants and covenants to Purchasers as follows:

                  SECTION 4.01. Power; Binding Agreement. The Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder's obligations under this agreement. This Agreement has been duly executed and delivered by the
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Shareholder and, assuming its due authorization, execution and delivery by
Purchasers, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

                  SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

                  (b) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by the Shareholder of its obligations under this Agreement.

                  SECTION 4.03. Title to Shares. The Shareholder has full right, power and authority to sell, transfer and deliver, or cause to be transferred or delivered 19,856,366 Shares pursuant to this Agreement. Upon delivery of such Shares and payment of the Purchase Price therefor as contemplated herein, each Purchaser will receive good and valid title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

                  SECTION 4.04 Acquisition Proposals. Until the earlier of (i) the consummation of the Merger and (ii) 180 days after the termination of the Transaction Agreement in case of termination pursuant to Section 8.01(c)(ii) or 8.01(d)(ii) thereof, or on the date of termination in the case of termination for any other reason, the Shareholder shall not, directly or indirectly, through any representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its subsidiaries (any communication with respect to the foregoing being an "Acquisition Proposal") or participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Shareholder will immediately cease all existing activities,
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discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. From and after the execution of this Agreement, the Shareholder shall immediately advise Purchasers in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal that the Shareholder receives in his capacity as a shareholder of the Company (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Purchasers within 48 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

                  Purchasers hereby represent and warrant to the Shareholder as follows:

                  SECTION 5.01. Due Organization; Binding Agreement. Each of Purchasers is duly organized and validly existing under the laws of the State of Delaware. Each of Purchasers has all necessary corporate or partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchasers have been duly authorized by all necessary corporate or partnership action on the part of each of Purchasers. This Agreement has been duly executed and delivered by each of Purchasers and, assuming its due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation of each of Purchasers, enforceable against Purchasers in accordance with its terms.

                  SECTION 5.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Purchasers does not, and the performance of this Agreement by each of Purchasers will not, (i) conflict with or violate the organizational documents of either of Purchasers, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either of Purchasers or by which either of Purchasers or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of either of Purchasers pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of Purchasers is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or materially delay the performance by either of Purchasers of its obligations under this Agreement.
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                  (b) The execution and delivery of this Agreement by each of
Purchasers does not, and the performance of this Agreement by each of Purchasers will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by either of Purchasers of its obligations under this Agreement.

                  SECTION 5.03. Investment Intent. The purchase of Shares from the Shareholder pursuant to this Agreement is for the account of Purchasers for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                   ARTICLE VI

                               GENERAL PROVISIONS

                  SECTION 6.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be specified by notice given in accordance with this Section 6.01):

                  (a)      if to F Purchaser:

                           Fremont Purchaser II, Inc.
                           50 F Street, Suite 3700
                           San Francisco, California  94105-1895
                           Facsimile No:  (415) 284-8191
                           Attention:  General Counsel
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                  with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Facsimile No:  (212) 848-7179
                           Attention:  David W. Heleniak, Esq.

                  (b)      if to B Purchaser:

                           RCBA Purchaser I, L.P.
                           909 Montgomery Street, Suite 400
                           San Francisco, California  94133-4625
                           Facsimile No.:  (415) 434-3130
                           Attention: Murray Indick, Esq., General Counsel

                  with a copy to:

                           Wilmer Cutler & Pickering
                           2445 M Street, NW
                           Washington, DC  20037
                           Facsimile No.:  (202) 663-6363
                           Attention:  Michael Klein, Esq.

                  (c)      If to Shareholder to:

                           James Leininger, M.D.
                           c/o  Mission Center Management
                           8122 Datapoint Drive
                           Suite 900
                           San Antonio, Texas  78232
                           Facsimile No.:  (210) 255-6993
                           Attention:  Tim Lyles

                           with a copy to:

                           Hughes & Luce
                           1717 Main Street, Suite 2800
                           Dallas, Texas  75201
                           Facsimile No.:  (214) 939-6100
                           Attention:  Ken Hawari, Esq.
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                  SECTION 6.02. Headings. The headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 6.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 6.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                  SECTION 6.05. Assignment. This Agreement shall not be assigned by operation-of law or otherwise.

                  SECTION 6.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that this Agreement shall not be amended without the prior written consent of the Company.

                  SECTION 6.07. Specific Performance. The parties hereto agree that irreparable would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 6.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceeding arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court. THE COMPANY AND PURCHASERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT,
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COURSE OF DEALING, STATEMENT (VERBAL OR WRITTEN) OR ACTION OF THE COMPANY OR
PURCHASERS.

                  SECTION 6.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                                    FREMONT PURCHASER II, INC.


                                                    By: /s/ R. S. Kopf
                                                       ------------------------
                                                       Name: R. S. Kopf
                                                       Title: General Counsel
                                                              and Secretary


                                                    RCBA PURCHASER I, L.P.


                                                    By: /s/ N. Colin Lind
                                                       ------------------------
                                                       Name: N. Colin Lind
                                                       Title: Managing Director


                                                    /s/ James R. Leininger, M.D.
                                                    ---------------------------
                                                    JAMES R. LEININGER, M.D.


Acknowledged for purposes of
Section 6.06 only:

KINETIC CONCEPTS, INC.



By: /s/ Raymond R. Hannigan
   -----------------------------
      Name: Raymond R. Hannigan
      Title: President and Chief Executive Officer